[SYNCOR INTERNATIONAL CORPORATION LETTERHEAD]



May 10, 1996



                          NOTICE OF MEETING


DEAR STOCKHOLDER:

           You are cordially invited to attend the Annual Meeting of Stockholders of Syncor International Corporation on Wednesday, June 26, 1996, beginning at 1:00 p.m. local time. The meeting will be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367.

           Enclosed you will find the proxy statement and the Annual Report for the year ended December 31, 1995. This Notice of the Annual Meeting and the proxy statement on the following pages cover the formal business of the meeting which includes the election of two of the eight Directors for a three-year term.

           We look forward to welcoming you at the forthcoming Annual Meeting. We urge all Syncor stockholders to vote using the enclosed proxy card. Thank you for your continued confidence and support.


Sincerely,



/S/ MONTY FU
__________________________
MONTY FU
CHAIRMAN OF THE BOARD



/S/ GENE R. MCGREVIN
__________________________
GENE R. MCGREVIN
VICE CHAIRMAN OF THE BOARD
AND CHIEF EXECUTIVE OFFICER



/S/ ROBERT G. FUNARI
__________________________
ROBERT G. FUNARI
PRESIDENT AND CHIEF
OPERATING OFFICER

                        SYNCOR INTERNATIONAL CORPORATION

                              20001 PRAIRIE STREET
                          CHATSWORTH, CALIFORNIA 91311

                       ___________________________________
                                 PROXY STATEMENT
                       FOR ANNUAL MEETING ON JUNE 26, 1996
                       ___________________________________


                         PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited by the Board of Directors of Syncor International Corporation ("SYNCOR" OR THE "COMPANY") for use at the annual meeting of stockholders of the Company ("ANNUAL MEETING") to be held June 26, 1996 at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367, beginning at 1:00 p.m. local time, and any postponement(s) or adjustment(s) thereof. The Company's proxy statement and form of proxy/voting instruction card are being mailed to the stockholders commencing May 10, 1996. Syncor will bear all expenses incurred in connection with the solicitation. In addition to solicitation by mail, proxies may be solicited by Directors, executive officers or employees of Syncor in person or by telephone or otherwise. They will not be specifically compensated for such services.


                        GENERAL INFORMATION

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Board of Directors of Syncor to act as election inspectors at the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter.

The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote (even though the same shares are present for quorum purposes and may be entitled to vote on other matters).

Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in any marked proxy accompanying any such unmarked proxies and as summarized elsewhere in this proxy statement.

Your executed proxy may be revoked at any time before it is exercised by filing with the Secretary of Syncor at the principal executive office of Syncor, 20001 Prairie Street, Chatsworth, California 91311, a duly executed written revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting.

                           VOTING SECURITIES

The number of shares of the Company's $.05 par value common stock ("COMMON STOCK") outstanding and entitled to vote at the Annual Meeting is 10,412,509 shares. Each share is entitled to one vote, and the stockholders are not entitled to cumulate their votes in the election of Directors. Only stockholders of record at the close of business on April 29, 1996, are entitled to notice and to vote at the Annual Meeting. Shares represented by all valid proxies will be voted according to the instructions contained in the proxies. IN THE ABSENCE OF INSTRUCTIONS, SHARES REPRESENTED BY VALID PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS SHOWN ON THE PROXY. WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH THEIR BEST JUDGMENT.

The presence, either in person or by proxy, of the persons entitled to vote a majority of Syncor's shares are necessary for a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast will elect the Directors. Approval of each other proposal to be brought before the Annual Meeting (not including the election of the Directors) will require the affirmative vote of at least the majority in voting interests of the stockholders present, in person or by proxy, at the Annual Meeting and entitled to vote thereon.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based upon information available to the Company as of March 31, 1996, the following table sets forth certain information concerning persons known to Syncor to own beneficially more than five percent of the outstanding Syncor Common Stock (the only class of Syncor's voting securities). All ownership is direct except as otherwise noted.


Name and Address                                     Amount and Nature of         Percent of
of Beneficial Owner                                  Beneficial Ownership          Class (1)
_____________________________________________________________________________________________
MONTY FU (2)
20001 Prairie Street, Chatsworth, CA 91311                       685,610              6.6%

WELLINGTON MANAGEMENT COMPANY (3)
75 State Street, Boston, MA 02109                              1,267,759             12.2%

BZW GLOBAL INVESTORS, N.A. (4)
Syncor International Corporation ESSOP
420 Montgomery Street, San Francisco, CA  94163                1,416,117             13.6%

HEARTLAND ADVISORS, INC.
790 North Milwaukee Street, Milwaukee, WI 53202                  599,900              5.8%

VANGUARD SPECIALIZED PORTFOLIOS, INC.-HEALTH CARE PORTFOLIO
Post Office Box 2600, Valley Forge, PA 19482-2600                856,559              8.2%

DEERFIELD CAPITAL, L.P. AND DEERFIELD MANAGEMENT COMPANY(5)
450 Lexington Avenue, Suite 1930, New York, NY 10017             525,000              5.0%

_______________

(1)       Calculated on the basis of 10,412,509 shares of Syncor Common
           Stock outstanding. Percentages are calculated including shares not outstanding which the beneficial owner has a right to acquire within 60 days of March 31, 1996.

(2) Includes 5,700 shares not outstanding which Mr. Fu has the right to acquire pursuant to options that are currently exercisable, 8,499 shares owned by Mr. Fu by virtue of his participation in the Employee's Savings and Stock Ownership Plan ("ESSOP") as of March 31, 1996, and 11,600 shares held as trustee for his children.

(3) Includes 856,559 shares reported by Vanguard Specialized Portfolios, Inc.-Health Care Portfolio.

(4) BZW Global Investors is the trustee for Syncor's ESSOP and has the right to vote the shares according to the plan and in proportion to the vote of the beneficial owners.

(5) Deerfield Capital, L.P. is the beneficial owner of 500,850 shares of Common Stock and Deerfield Management Company is the beneficial owner of 24,150 shares of Common Stock. Arnold H. Snider is the sole stockholder, president and director of Snider Capital Corp., a Delaware corporation which serves as the general partner of Deerfield Capital. Mr. Snider is also the sole stockholder, president and director of Snider Management Corporation, a Delaware corporation which serves as the general partner of Deerfield Management.

                       SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 31, 1996, the beneficial ownership of Syncor Common Stock (the only class of Syncor's equity securities) by each Syncor Director, by each nominee and by each of the executive officers named in the "SUMMARY COMPENSATION TABLE." All ownership is direct unless otherwise noted.


Name of                    Amount and Nature of       Percent of
Beneficial Owner           Beneficial Ownership        Class (1)
__________________________________________________________________
Monty Fu                     685,610   (2)               6.6%

Gene R. McGrevin             602,861   (3)               5.8%

Arnold E. Spangler           24,100   (4)                (*)

George S. Oki                16,450   (5)                (*)

Dr. Steven B. Gerber         27,000   (6)                (*)

Dr. Henry N. Wagner, Jr.     24,966   (7)                (*)

Dr. Gail R. Wilensky          9,999   (8)                (*)

Robert G. Funari             40,497   (9)                (*)

Jack L. Coffey               24,562  (10)                (*)

Michael E. Mikity            31,011  (11)                (*)

All Directors and
executive officers as a
Group (13 Individuals)    1,791,455  (12)              17.2%

_________________

(1) Calculated on the basis of 10,412,509 shares of Syncor Common Stock outstanding. Percentages and amounts are calculated including shares not outstanding which the individual has a right to acquire pursuant to options exercisable within 60 days of March 31, 1996, if any. Exceptions are noted for each individual. The executive officers' 34,192 ESSOP shares are included and separately noted for named executive officers in the following notes. The ESSOP total number is as of March 31, 1996 but does not include matching shares for the first quarter of 1996.

(2) Includes 5,700 shares not outstanding which the person has the right to acquire pursuant to options, 8,499 shares under the ESSOP as of March 31, 1996 and 11,600 shares held as trustee for his children.

(3) Includes 592,250 shares not outstanding which the person has the right to acquire pursuant to options and 5,611 shares under the ESSOP as of March 31, 1996.

(4) Includes 18,100 shares not outstanding which the person has the right to acquire pursuant to options.

(5) Includes 12,450 shares not outstanding which the person has the right to acquire pursuant to options and 3,000 shares held as trustee for his children.

(6) Includes 25,000 shares not outstanding which the person has the right to acquire pursuant to options.

(7) Includes 24,966 shares not outstanding which the person has the right to acquire pursuant to options on March 31, 1996 or within 60 days thereafter.

(8) Includes 9,999 shares not outstanding which the person has the right to acquire pursuant to options on March 31, 1996 or within 60 days thereafter.

(9) Includes 33,875 shares not outstanding which the person has the right to acquire pursuant to options and 1,622 shares under the ESSOP as of March 31, 1996.

(10) Includes 17,850 shares not outstanding which the person has the right to acquire pursuant to options and 5,712 shares under the ESSOP as of March 31, 1996.

(11) Includes 23,500 shares not outstanding which the person has the right to acquire pursuant to options and 6,011 shares under the ESSOP as of March 31, 1996.

(12) Includes 779,036 shares not outstanding which the individuals as a group have the right to acquire pursuant to options and 34,192 shares under the ESSOP as of March 31, 1996 or within 60 days thereafter.

(*)        Less than 1%.


                       DIRECTORS AND EXECUTIVE OFFICERS
                   IDENTIFICATION OF DIRECTORS AND NOMINEES

                            ELECTION OF DIRECTORS

In 1986, Syncor stockholders approved staggered three-year terms for Directors. The two nominees named below are successors to the class whose term expires at this Annual Meeting and, if elected, will serve until the Annual Meeting in 1999 when their respective successors are duly elected and qualified. The third director in this class was Joseph Kleiman who died in January 1996. Thereafter the Board of Directors unanimously adopted a resolution pursuant to which the number of Directors was fixed at eight (8).

The nominees are described below with brief statements setting forth their present principal occupations, their current ages, the lengths of time they have served as Directors of Syncor (including as a Director of a Syncor predecessor) and their business experience during at least the last five years. Both of the nominees are currently Directors of Syncor. There are no family relationships between any of the nominees, Directors or executive officers except that Mr. Oki is a brother-in-law of Mr. Fu. Oki Nursery Company, Inc., where Mr. Oki served as Chief Financial Officer until March 1993, and continues to serve as a Director, filed Chapter 7 on December 1, 1994 in connection with the dissolution of such company. Iko Land, Inc., where Mr. Oki serves as President, acquired a general partner's interest in a partnership. Subsequent to such acquisition, the partnership elected to restructure under a Chapter 11 plan.

Both of the nominees have indicated their willingness to serve. However, in the event that either of them should be unable to serve, the proxies named on the enclosed proxy card will vote in their discretion for such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of Directors to eliminate any vacancies. Unless otherwise instructed, the proxies will vote for both of the nominees. The shares represented in person and by proxy cannot be voted for more than two nominees.

      NOMINEES FOR ELECTION (CURRENT TERMS EXPIRE IN 1996)


MONTY FU                              Director since May 17, 1985
                                                          Age: 49

Mr. Fu is the Chairman of the Board of Directors of Syncor. Mr. Fu was Chairman of the Board and a Vice President of Syncor International Corporation, a California corporation, commencing 1982 until it merged into a predecessor of Syncor. Mr. Fu was co-founder of Pharmatopes, Inc., and served as Secretary-Treasurer and Director from its inception in 1975 until July 1982 when it was acquired by the Syncor California corporation. Mr. Fu has a B.S. degree in Pharmacy with a specialization in Nuclear Pharmacy.

HENRY N. WAGNER, JR., M.D.           Director since August 3, 1992
                                                          Age:  68

Dr. Wagner has spent more than 30 years at The Johns Hopkins University, pioneering radioactive diagnostics and treatments. He is currently a Professor of Medicine, Radiology and Radiological Science and Environmental Health Sciences, as well as the Director of the Divisions of Nuclear Medicine and Radiation Health Sciences. At The Johns Hopkins Hospital, he is Director of the Division of Nuclear Medicine. Dr. Wagner and his work have been nationally and internationally recognized with numerous honors and awards, including the prestigious American Medical Association's Scientific Achievement Award. Dr. Wagner is a member of many professional societies, including the National Academy of Medicine, and serves on several research committees for such organizations as the National Institutes of Health, National Research Council and the Nuclear Regulatory Commission.

                          ADDITIONAL DIRECTORS

                         TERMS EXPIRING IN 1997


STEVEN B. GERBER, M.D.                   Director since May 1, 1990
                                                           Age:  42

Dr. Gerber has been a Managing Director and pharmaceutical industry analyst for Oppenheimer & Co., Inc. for the past five years. He was a health care industry analyst with Bateman Eichler, Hill Richards, Inc. from 1988 to September 1990. Dr. Gerber has an M.B.A. in Finance from the University of California, Los Angeles, and is a board-certified internist and cardiologist with subspecialty training in Nuclear Cardiology. He received his M.D. from Tufts University and a B.A. in Psychology from Brandeis University.

ARNOLD E. SPANGLER                   Director since August 9, 1985
                                                          Age:  47

Mr. Spangler is a Managing Director of Mancuso & Company, a private merchant banking firm, since 1993. Previously, he was a financial consultant and private investor from 1991 to 1993. From 1989 to 1991, Mr. Spangler was a Managing Director of PaineWebber Incorporated and a Co-Director of its mergers and acquisitions department. From 1983 to 1989, Mr. Spangler was a General Partner in the investment banking firm of Lazard Freres & Co., where he worked primarily in the areas of mergers and acquisitions and financial advising. Mr. Spangler has a B.S. in Economics and an M.B.A.

DR. GAIL R. WILENSKY                 Director since July 12, 1993
                                                          Age: 52

Dr. Wilensky's professional career spans 25 years of policy analysis, management, and university-level teaching. She is currently the John M. Olin Senior Fellow at Project HOPE, an international health foundation and chair of the Physician Payment Review Commission. Previously, she served in the White House as Deputy Assistant to the President for Policy Development. Before joining the White House staff, she was the Administrator of the Health Care Financing Administration ("HCFA") in the Department of Health and Human Services for two years. As Administrator, she directed the Medicare and Medicaid programs. Dr. Wilensky is a nationally recognized expert on a wide range of health policy and financing issues and has published extensively on health economics and other policy issues. Dr. Wilensky has received numerous honors and awards and is an elected member of the Institute of Medicine of the National Academy of Sciences. She is a member of many professional societies and serves on several professional committees and boards and currently serves as a Trustee of the Combined Benefits Fund of the United Mine Workers of America.

                      TERMS EXPIRING IN 1998

GENE R. MCGREVIN                   Director since February 1, 1989
                                                           Age: 53

Mr. McGrevin was elected Director, Vice Chairman and Chief Executive Officer in January, 1996, having served as Director, President and Chief Executive Officer since February 1, 1989. Previously, he founded Everest Health Care Inc. in 1987 where, as its President and Chief Executive Officer, he concentrated on management consulting and investment opportunities in start-up and growth companies. Prior to that, he was Executive Vice President and Board member of VHA Enterprises Inc., Dallas, Texas, where he established a long-term strategic direction for the Home Healthcare, Ambulatory Medical Care, Physician Services and Consulting Services businesses. Mr. McGrevin also held the position of President of Health Care Product Group at Kimberley-Clark Corp., key management positions with Danline Inc., Johnson and Johnson, Citicorp Systems Inc. and Cummins Engine Company. Mr. McGrevin has an M.B.A. from the Wharton Graduate School of Finance and Commerce at the University of Pennsylvania.

GEORGE S. OKI                           Director since May 17, 1985
                                                           Age:  45

Mr. Oki has been the Chairman of the Board of Meta Information Services Inc. since April 1, 1993. Previously, he was the Chairman of the Board of Oki Nursery, Inc., where he was employed since 1975. Mr. Oki was a Director of a predecessor corporation from July 1982 to August 1983 and from December 1984 until its merger into Syncor. Mr. Oki has a B.S. degree in Horticulture from Colorado State University and an M.B.A. from the University of Southern California.

ROBERT G. FUNARI                   Director since January 23, 1995
                                                           Age: 48

Mr. Funari was elected Director on January 23, 1995.   Mr. Funari
joined Syncor on August 9, 1993, and was appointed Executive Vice President and Chief Operating Officer for Syncor. Prior to joining Syncor, Mr. Funari was an Executive Vice President and General Manager for McKesson Drug Company. From 1975 to 1992, Mr. Funari held a number of key management positions with Baxter International and its subsidiaries. His last position with Baxter was as
President of its Pharmaseal Division.   Mr. Funari received a
Bachelor of Science degree in Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School.


                 IDENTIFICATION OF EXECUTIVE OFFICERS

The following persons are all of the executive officers of Syncor. The respective executive officers hold the same or similar positions for Syncor Management Corporation and other wholly owned subsidiaries of Syncor. The executive officers serve at the discretion of the Board of Directors.

                           Director and/or
Name                 Age   Officer Since     Position(s)
____________________________________________________________________________________________
Monty Fu             49    May 1985          Director, Chairman of the Board

Gene R. McGrevin     53    February 1989     Director, Vice Chairman of the Board and Chief
                                             Executive Officer (1)

Robert G. Funari     48    August 1993       Director, President and Chief Operating Officer
                                             (2)

Michael E. Mikity    48    November 1985     Vice President, Treasurer and Chief Financial
                                             Officer

Haig S. Bagerdjian   39    January 1995      Vice President, Secretary and General Counsel

Jack L. Coffey       44    April 1989        Vice President, Field Operations for the Eastern
                                             Area

Sheila H. Coop       55    November 1992     Vice President, Human Resources

Charles A. Smith     43    November 1992     Vice President, Corporate Development

___________________

(1) Mr. McGrevin was elected Vice Chairman of the Board and Chief Executive Officer effective January 14, 1996. Previously he was President and Chief Executive Officer.

(2) Mr. Funari was elected President and Chief Operating Officer effective January 14, 1996. Previously he was Executive Vice President and Chief Operating Officer.


                  BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

HAIG S. BAGERDJIAN is Vice President, Secretary and General Counsel for Syncor. Mr. Bagerdjian joined Syncor in 1991 as an Associate General Counsel and Assistant Secretary. Prior to joining Syncor, from 1987 to 1991, Mr. Bagerdjian worked for Calmark Holding Corporation in various management positions, including the General Counsel for one of its subsidiaries, American Adventure, Inc. Mr. Bagerdjian received a Bachelor of Arts degree from the University of Southern California in International Relations and Slavic Languages and Literature; Certificates in Russian Studies, Strategic Defense and National Security in 1983, and a J. D. from Harvard Law School in 1986. He is admitted to the State Bar of California.

JACK L. COFFEY is Vice President, Field Operations for the Eastern area of Syncor, effective March 20, 1995, and previously served as Vice President of Quality and Regulatory. He joined Nuclear Pharmacy, Inc., a predecessor of Syncor, in 1984 as Director of
Radiation Services.   Mr. Coffey received a Bachelor of Science
degree from Cumberland College in 1973 and a Master's Degree in Radiation Biology in 1978, from the University of Tennessee.

SHEILA H. COOP is Vice President, Human Resources, for Syncor. Ms. Coop joined Syncor in July 1991, as Director of Human Resources. Prior to joining Syncor, Ms. Coop was a Senior Human Resources Consultant with Jorgensen and Associates. From 1988 to 1990, Ms. Coop was Director, Human Resources for Daylight Transport, Inc., a national transportation company. Ms. Coop received a Bachelor of Science degree from the University of California, Los Angeles, and a Certificate of Professional Designation in Human Resources Management awarded by the University of California, Los Angeles, School of Law and Graduate School of Business in 1983.

MICHAEL E. MIKITY is Vice President, Treasurer and Chief Financial Officer for Syncor. From June 1993 until August 1994, Mr. Mikity served as Vice President and Chief Information Officer for Syncor. From 1983 until June 1993, Mr. Mikity served as Chief Financial Officer and Treasurer of Syncor. Mr. Mikity is a certified public accountant and received his Bachelor of Science degree in Accounting in 1973, from the University of Southern California.

CHARLES A. SMITH is Vice President, Corporate Development, for Syncor. Mr. Smith joined Nuclear Pharmacy, Inc., a predecessor of Syncor, in 1979 as a Staff Pharmacist. In 1985, he was named a Director of Operations for Syncor. From June 1988 to November 1992, Mr. Smith was the Director, Business Development. Mr. Smith received a Pharm. B.S. degree from Drake University, College of Pharmacy in 1977, an M.S. in Pharmaceutical Sciences with emphasis in Clinical Pharmacy in 1979, from the University of the Pacific, and an M.B.A. from Pepperdine University in 1988.

                INFORMATION CONCERNING OPERATION OF THE
                 BOARD OF DIRECTORS AND ITS COMMITTEES

In order to facilitate the handling of various functions of the Board of Directors, the Board has appointed a standing Audit
Committee, Compensation Committee, Nominating Committee, Quality
Committee and Stock Option Committee.

AUDIT COMMITTEE. The current members of the Audit Committee are George S. Oki, Chairperson, Dr. Steven B. Gerber, Dr. Henry N. Wagner, Jr. and Arnold E. Spangler. Such committee met once during the year ended December 31, 1995. The functions of the Audit Committee include review of those matters that primarily relate to a financial audit of Syncor and its subsidiaries including (i) the findings of the independent auditors, (ii) the accounting principles used by Syncor and actual or impending changes in financial accounting requirements, (iii) the financial and accounting controls, and (iv) the recommendations by the independent auditors.

COMPENSATION COMMITTEE. The current members of the Compensation Committee are Arnold E. Spangler, Chairperson, Dr. Steven B. Gerber and Dr. Gail R. Wilensky. Such committee met twice during the year ended December 31, 1995. The functions of the Compensation Committee include (i) the review with the Chief Executive Officer, of his performance and the performance of the executive officers whose compensation is the subject of review,
(ii) annual review, examination and approval, as needed of salary ranges and salaries for the executive officers and compensation for non-employee Directors and (iii) the review of compensation arrangements involving major acquisitions, salary administration policy, fringe benefit policy and other compensation matters as requested by the Board of Directors.

QUALITY COMMITTEE. The current members of the Quality Committee are Dr. Gail R. Wilensky, Chairperson, Gene R. McGrevin and Robert
G. Funari. Such committee met once during the year ended December 31, 1995. The functions of the Quality Committee include establishing strategic priorities for quality, assessment and evaluation of quality standards and who will carry out the process. Also, it establishes expectations and reviews plans and procedures that improve the quality of Syncor.

NOMINATING COMMITTEE. The current members of the Nominating Committee are Dr. Steven B. Gerber, Chairperson, Monty Fu, George
S. Oki and Robert G. Funari. Such committee met once during the year ended December 31, 1995. The functions of the Nominating Committee include (i) setting-up procedures for locating nominees for the Director positions, (ii) reviewing prospective new members of the Board of Directors and nominations for successive terms of current Board members, and (iii) making recommendations to the Board of Directors for nominees for Director positions. The Nominating Committee will consider the possible nomination as Directors of persons recommended by stockholders. Any such recommendations should be in writing and should be mailed or delivered to the Company, marked for the attention of the Nominating Committee, on or before the date for receipt of stockholder proposals for the next annual meeting (see "STOCKHOLDER PROPOSALS").

STOCK OPTION COMMITTEE. The current members of the Stock Option Committee are Dr. Henry N. Wagner, Jr., Chairperson, Arnold E. Spangler and George S. Oki. Such committee was created by the Company's Board of Directors in January 1995 and met four times during the year ended December 31, 1995. The purposes of the Stock Option Committee are to administer the Company's 1990 Master Stock Incentive Plan and award of stock options.

BOARD OF DIRECTORS. During the year ended December 31, 1995, the Board of Directors held six meetings, two of which were telephonic. All of the Directors attended more than 75 percent of the total number of meetings of the Board of Directors and no Director attended fewer than 75 percent of the total number of meetings held by all Committees of the Board of Directors on which he or she served.

         COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS. Each non-employee Director is paid an annual retainer of $20,000, paid in quarterly payments of $5,000 and $1,000 per day for Board meetings, including one travel day per meeting if traveling from out-of-state. In addition, reasonable, out-of-pocket expenses of a Director incurred in connection with his or her service as a Director is reimbursed by the Company. For the year ended December 31, 1995, including the annual retainer and expenses, non-employee Directors were paid as follows: Dr. Gerber, $30,803; Mr. Oki, $30,124; Mr. Spangler, $32,696; Dr. Wagner,
$31,094 and Dr. Wilensky $30,326. Commencing July 11, 1989, each newly elected non-employee Board member receives on his or her date of election, 10,000 options to purchase shares of the Company's Common Stock and, subject to certain restrictions, an additional 5,000 options following each subsequent Annual Meeting of Stockholders attended by such Director up to a total of 25,000 options, exercisable within a ten year period. As of June 21, 1995, Dr. Wilensky has received 20,000 options at the exercise price equal to the closing price at the date of the grant. The remaining non-employee Board members have each received 25,000 options. In addition, in 1995, pursuant to non-qualified 1995 Stock Incentive Award Agreements outside of the 1990 Master Stock Incentive Plan, Mr. Oki received 4,200 options, Mr. Wagner received 16,600 options and Mr. Spangler received 4,200 options.

1990 MASTER STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED (the "1990 MSIP"). The 1990 Master Stock Incentive Plan, amended and restated on November 15, 1993, provides long term incentives for high levels of performance from Directors and employees through the grant of (a) options and (b) other awards such as stock appreciation rights, restricted stock awards and performance share awards ("AWARDS"). The options granted to the non-employee Directors are fixed in the 1990 MSIP as described above in the paragraph captioned "Compensation of Directors." In July 1993, the Board of Directors delegated its discretion and administrative authority under the 1990 MSIP to the Compensation Committee, which duties were transferred in January 1995 to the newly formed Stock Option Committee (the "ADMINISTRATOR"). Options are granted to executive officers and other key employees under the 1990 MSIP at the discretion of the Administrator. The purchase price per option is determined by the Administrator, but in the case of incentive stock options, it must be at least fair market value on the date of grant. The purchase price per option purchased may be paid in cash or by check, by a promissory note if authorized by the Administrator upon terms it determines, or by shares of the Company's Common Stock under certain limitations. Options are subject to a vesting schedule and period determined by the Administrator. However, vesting cannot occur in less than six months from the date of grant and the option period cannot exceed ten years. The 1990 MSIP is qualified under the Internal Revenue
Code (the "CODE").   To date, no Awards have been granted under the
1990 MSIP, and although the 1990 MSIP permits tandem rights, none of the options granted to date thereunder have tandem rights.

EMPLOYEE'S SAVINGS AND STOCK OWNERSHIP PLAN ("ESSOP"). Eligible employees may participate in the Company's ESSOP, as amended November 22, 1995, and as administered pursuant to Section 401(k) of the Code, by contributing up to two percent of their pay through pre-tax payroll deductions for the purchase of the Company's Common Stock. The Company matches such contributions on a share-for-share basis. In addition, participating employees may contribute up to an additional 14 percent of their pay, subject to a maximum dollar amount, to an account with several investment fund choices. The Company will match these additional contributions at the rate of $.50 on the dollar up to the first four percent of such contributions.

EXECUTIVE LIFE INSURANCE PLAN. All executive officers are part of Syncor's life insurance plan receiving coverage computed on the same basis as all salaried employees. In addition, the executive officers each have term life insurance of $250,000, premiums for which are paid by Syncor, except for Mr. Fu for whom the amount is $400,000. In addition, on July 10, 1993 the Board of Directors approved a split ownership/split dollar plan for Mr. McGrevin. Under that plan, Syncor has an ownership right in a certain life insurance policy of $2,000,000 purchased by Mr. McGrevin. For that right Syncor agreed to contribute an annual premium equal to $62,000 per year for the first two years of the plan and $77,000 per year for the remaining eight consecutive years of the plan. In the event of Mr. McGrevin's death, the Company shall be reimbursed in an amount equal to the cumulative premium payments made by the Company. In the event that Mr. McGrevin elects to surrender or cancel the policy, the Company shall receive an amount equal to the lesser of the cumulative premiums paid by it or the policy's cash surrender value.

EXECUTIVE DEFERRAL PLAN. All executive officers, members of the Board of Directors and senior management are eligible to participate in the Executive Deferral Plan (the "DEFERRAL PLAN"). The Deferral Plan allows each participant to defer up to 25 percent, and in the case of non-employee Directors, 100 percent, of his or her annual compensation. The Deferral Plan is designed to defer the payment of taxes on the deferred income until such time as the deferments are distributed to the participants. At retirement (or termination), Syncor makes a contribution on behalf of the participant up to the first 15 percent (100% for non-employee Directors) of the deferred compensation toward the payment of taxes on the value of such deferral distribution. This amount is calculated by applying a 30 percent "gross-up" rate on the amount to be distributed. The Deferral Plan is secured with a "Rabbi Trust" which is responsible for plan investments.
Currently, assets are invested in a selection of separate and fixed accounts made available through flexible variable life insurance policies owned by the trust. The Deferral Plan participants select from up to five accounts including stock, aggressive stock, bond, total return (managed) and fixed. The investment performance of each account selected will determine the returns credited to the individual participant's deferral account value. Syncor bears no investment risk under the Deferral Plan. Each individual policy bears its own investment and policy expenses. It is the total surrender value of each underlying insurance policy that is "grossed-up" for the participant under the circumstances described above.

BENEFITS AGREEMENT. The Company entered into a Benefits Agreement, the form of which was approved by the Board of Directors in November 1989 and amended by the Board on June 20, 1995, with all of its Directors and certain of its employees which provides for accelerated vesting of stock options, deferred incentive earnings and all other awards under the Company's incentive plans in the event of a "change in control" as defined in such Benefits Agreement.

1995 MANAGEMENT INCENTIVE PLAN. The 1995 Management Incentive Plan (the "1995 MIP") is designed to be consistent with (a) overall Company performance, measured as earnings per share ("EPS") and (b) the employee's individual performance, measured by successfully achieving specific performance goals known as Management By Objectives ("MBO's"). Any amounts payable under the 1995 MIP are subject to several conditions: an eligible employee must have an acceptable performance appraisal; be actively employed by the Company at the end of the year to receive an annual payout; and must successfully achieve Management By Objectives ("MBO's"). The 1995 MIP is a three year plan with separate thresholds and targets for each year as described below.

Based upon an individual's position, he/she may be eligible for one or more of the following components of the 1995 MIP: (1) Local Achievement Incentive, (2) EPS Incentive, (3) EPS Over-Achievement Incentive and (4) Long Term Incentive. Only Pharmacy Managers and Senior Pharmacy Managers are eligible for the Local Achievement Incentive. The executive officers are eligible for the EPS Incentive which is calculated by multiplying an employee's salary by a designated percentage, which shall not exceed 45%, based upon
employee's position.   There is one designated percentage if the
Company's EPS reaches the threshold (the "Threshold") of $.40 in 1995, $.50 in 1996 and/or $.60 in 1997 and an additional designated percentage if the EPS reaches the target (the "Target") of $.45 in 1995, $.55 in 1996 and/or $.70 in 1997. Payment of the EPS Incentive to the eligible employee is made within two months of the end of the calendar year in which such EPS Incentive was earned, subject to confirmation by the Company's independent certified
public accountants.   The EPS Over-Achievement Incentive is in
addition to the EPS Incentive and is paid to eligible employees when the EPS exceeds the Target for the year. For every dollar earned above the Target, $.30 will be contributed to an incentive pool to be distributed pro rata amongst all participants. Payment is made together with the EPS Incentive. There were no incentives earned in 1995 under this component. The Long Term Incentive component of the 1995 MIP is described below in the footnotes to the Long-Term Incentive Plans--Awards in Last Fiscal Year table.

EXECUTIVE VACATIONS AND DISABILITY INSURANCE. Each executive officer receives four weeks of vacation annually and is covered by disability insurance paying up to 75 percent or $15,000 per month, whichever is less, of the Executive Officer's cash compensation, upon total disability, until the age of 65.

SUMMARY COMPENSATION OF EXECUTIVE OFFICERS. The following tables and accompanying notes show the compensation for the Chief Executive Officer and the four next highest paid executive officers of Syncor and its subsidiaries during the fiscal year ended December 31, 1995, the fiscal year ended December 31, 1994, the seven-month period ending December 31, 1993 (resulting from a change in the Company's fiscal year end from May 31 to December 31) and the fiscal year ended May 31, 1993. In addition to the Management Incentive Plan described above, the Company has one additional long term incentive plan, the McGrevin Deferred Compensation Plan, Amended and Restated, effective October 23, 1995.

                                                 SUMMARY COMPENSATION TABLE

                                                                          Long Term Compensation
                                                                     ______________________________
                                         Annual Compensation               Awards          Payouts
                                  ________________________________   __________________    ________
(a)                      (b)       (c)         (d)         (e)        (f)       (g)         (h)         (i)
                                                                                Secu-
                                                                                rities
                                                           Other      Rest-     Under-                  All
                                                           Annual     ricted    lying                   Other
                                               Bonus       Compen-    Stock     Options/    LTIP        Compen-
Name and                           Salary      (2)(3)      sation     Awards    SARs        Payout      sation
Principal Position        Year     (1)($)      (4)($)      (5)($)      ($)      (#)         (2)($)      (7)($)
_______________________________________________________________________________________________________________
GENE R. MCGREVIN          1995    310,000     173,600                                       124,000      8,437
Vice Chairman and         1994    310,000       -0-                            69,000(6)                 7,077
Chief Executive Officer   1993*   179,125     125,000                                                    7,755
                          1993    310,000     295,000                                                   18,830
_______________________________________________________________________________________________________________
MONTY FU                  1995    210,000     117,600                                        84,000      4,335
Chairman of the Board     1994    222,876       -0-                            11,400(6)                 9,532
                          1993*   121,356      75,000                                                    7,890
                          1993    210,000     200,000                                                   15,490
_______________________________________________________________________________________________________________
ROBERT G. FUNARI          1995    210,000     117,600                                        84,000      4,335
President and             1994    210,000       -0-         3,821              85,500(6)                 4,394
                                                                               50,000
Chief Operating Officer   1993*    79,154      75,000      41,515             100,000                      843
_______________________________________________________________________________________________________________
JACK L. COFFEY            1995    150,000      82,992      21,464                            59,280      2,929
Vice President            1994    152,307       -0-                            35,700(6)                 2,855
                          1993*    80,814      50,000                                                      370
                          1993    140,000     132,000                          50,000                      462
_______________________________________________________________________________________________________________
MICHAEL E. MIKITY         1995    140,000      78,400                                        56,000      3,594
Vice President, Treasurer 1994    139,808       -0-                            10,000                    6,004
& Chief Financial Officer 1993*    75,000      50,000                                                    1,989
                          1993    130,000     121,000

__________________

(1)       Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those executive officers under the Deferral Plan.

(2) The bonuses shown for 1995 were earned pursuant to the 1995 MIP but were not paid until February 1996. With respect to column (h), for details of the amounts shown above, see Long-Term Incentive Plans--Awards in Last Fiscal Year below.


(3) The amounts for the seven-month period ended December 31, 1993 (marked as 1993*), include the portion of the bonuses accrued under the Officer Incentive Plan for the old fiscal year 1994, ending May 31, 1994. At the Board of Directors meeting held on January 10, 1994, the Chief Executive Officer recommended to the Compensation Committee to pay a bonus to each eligible employee including the executive officers. The recommendations were based on the rationale that: (i) Syncor achieved a sufficient level of sales and earnings for the first two quarters of the seven-month period; and (ii) Syncor management was able to create, develop and execute a strategic alliance with the DuPont Merck Pharmaceutical Company. The Compensation Committee and the Board approved the recommendations and the bonus was paid in March 1994. Amounts shown include amounts earned but deferred at the election of those executive officers.

(4) The 1995 amounts are bonuses earned in 1995 but not paid until 1996. The 1993 amounts include bonuses accrued under the fiscal year 1993 Executive Officer Incentive Plan. Pursuant to the plan adopted by the Board of Directors on August 2, 1992, in the event the budgeted net profit before tax ("NPBT") amount was achieved, each executive officer could receive a varying incentive payout from 56 percent to 70 percent of his or her salary. If the budgeted NPBT was exceeded by at least 11 percent, the executive officers could receive an incentive payout of 100 percent of the executive officer's salary. Actual payout, except for the Chairman of the Board and Chief Executive Officer, however, would be based 40 percent on achieving the NPBT amount and 60 percent on the individual executive officer achieving individual objectives agreed upon with the Chief Executive Officer. To the extent such objectives were not achieved, the payout would be reduced. Actual payouts were subject to approval by the Board of Directors. The payout was accrued in fiscal year 1993, and occurred in August, 1993. Amounts shown include amounts earned but deferred at the election of those executive officers.

(5) Other Annual Compensation in the form of the value of certain perquisites did not, in the aggregate, exceed the amount of $50,000 or 10 percent of the aggregate salary and bonus compensation for the reported period, except as otherwise reported. Syncor accrues amounts for the "grossed-up" component under the Deferral Plan, however, those amounts are not shown as other compensation for the following reasons: (i) each individual policy bears its own investment and policy expenses; (ii) amounts accrued by Syncor are not invested on behalf of the participants; (iii) the actual "grossed-up" component could be zero at the time of retirement or termination. The amount reported for Mr. Funari represents relocation allowance according to Syncor's Homeowners' Full Relocation Package, available to all employees, which included for the seven-month transition period ended December 31, 1993 and year ended December 31, 1994: (i) $23,204 paid directly to Mr. Funari for relocation; (ii) $22,132 paid to third parties on his behalf; and (iii) purchase and subsequent resale of his residence in Northern California in February 1994, according to his employment agreement. The amount reported for Mr. Coffey represents relocation allowance according to the Company's Homeowners' Full Relocation Package, available to all employees, which included: (i) $20,140 paid directly to Mr. Coffey for relocation and (ii) $1,324 paid to third parties on his behalf.

(6) Exchanged under the repricing offered by the Company on July 14, 1994 when current employees holding stock options under the Company's 1990 Master Stock Incentive Plan had the opportunity to exchange all of their unexercised options with exercise prices of $9.125 and higher for a reduced number of new options with an exercise price equal to the then-current fair market value of $8.50. The exchange formula reduced the number of options, but reestablished motivation at market prices more in keeping with current market conditions. The vesting status of the new option shares was based on the percentage of option shares vested immediately preceding the exchange with all new options having a 10-year expiration date. Certain named executive officers participated in the exchange program.

(7) The amounts represent premiums paid for term life and disability insurance and the dollar value of Syncor's contribution under the ESSOP, (see "EXECUTIVE LIFE INSURANCE PLAN"). Under the ESSOP named executive officers received the following number of shares of Syncor Common Stock as matching contributions: (i) for the year ended December 31, 1995, valued at an average of $6.75 per share: Mr. McGrevin, 325; Mr. Fu, 511; Mr. Funari, 693; Mr. Coffey, 499 and Mr. Mikity, 541; (ii) for the year ended December 31, 1994, valued at $7.00 per share as of December 31, 1994: Mr. McGrevin, 332; Mr. Fu, 268; Mr. Funari, 239; Mr. Coffey, 272 and Mr. Mikity, 204; (iii) for the seven-month period ended December 31, 1993, valued at $22.375 per share as of December 31, 1993: Mr. McGrevin, 241; Mr. Fu, 260; Mr. Funari, zero; Mr. Coffey, 242 and Mr. Mikity, 220; and (iv) for the year ended May 31, 1993, valued at $20.50 per share as of June 1, 1993: Mr. McGrevin, 762; Mr. Fu, 626; Mr. Coffey, 501 and Mr. Mikity, 501.

*          Syncor changed its fiscal year end from May 31 to December 31.
           The amounts represent the seven-month period ended December 31, 1993. Mr. Funari first joined Syncor during this period.


              LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR


                                                       Estimated Future Payouts
                                                       Under Non-Stock Price-Based Plans
_________________________________________________________________________________________________
   (a)                (b)                 (c)             (d)            (e)            (f)
                                     Performance or
                Number of Shares,  Other Period Until
                 Units or Other      Maturation or      Threshold       Target        Maximum
   Name            Rights (#)         Payout (1)      ($ or #) (2)   ($ or #) (3)   ($ or #) (4)
_________________________________________________________________________________________________

GENE R. MCGREVIN       n/a             12/31/97         $62,000         $62,000       $124,000

MONTY FU               n/a             12/31/97          42,000          42,000         84,000

ROBERT G. FUNARI       n/a             12/31/97          42,000          42,000         84,000

JACK L. COFFEY         n/a             12/31/97          29,640          29,640         59,280

MICHAEL E. MIKITY      n/a             12/31/97          28,000          28,000         56,000

(1) Pursuant to the 1995 MIP described above, (i) amounts earned under the Long Term Incentive component are not paid until the earlier of an employee's termination from the Company or December 31, 1997 and (ii) all amounts earned under the Company Match element of the Long Term Incentive component are not paid until December 31, 1997.

(2) Pursuant to the Long Term Incentive component of the 1995 MIP, program directors, operational directors, general managers, and executive officers of the Company are eligible for incentive compensation in addition to the EPS Incentive.
           There are two elements of the Long Term Incentive: (i) An eligible employee's salary is multiplied by a designated percentage if the EPS reaches the Threshold of $.40 in 1995, $.45 in 1996 and/or $.50 in 1997. Such employee's salary is multiplied by an additional designated percentage if the EPS reaches the Target of $.45 in 1995, $.55 in 1996 and/or $.70 in 1997. If the Company exceeds its Target in 1996 or 1997 (not applicable to 1995 because the Company did not exceed its Target), a designated multiplier will be used to calculate an additional Long Term Incentive amount. Payment to the eligible employee of the Long Term Incentive is deferred until the earlier of such employee's termination or December 31, 1997. (ii) To encourage employment longevity, there is an additional element of the Long Term Incentive known as the Company Match. The Long Term Incentive is multiplied by one-third if the Threshold was met or two-thirds if the Target was met. An eligible employee forfeits all of the Company Match earned in any year if such employee leaves the Company before December 31, 1997.

           Since the Company met the Threshold in 1995, to calculate the EPS Incentive component, each of the above named executive officers' base salary was multiplied by the Company designated percentage of 45%. To calculate the first element of the Long Term Incentive, each executive officer's salary was multiplied by the Company designated percentage of 12%; that product was multiplied by 2/3 to calculate the Company Match element. Messrs. McGrevin, Fu, Funari and Mikity achieved 100% of their individual MBO's, as described in the section below captioned "REPORT OF THE COMPENSATION COMMITTEE", therefore they earned the full incentives, resulting in the following:

                         Gene R. McGrevin             Monty Fu/Robert G. Funari     Michael E. Mikity
                         ________________             _________________________     _________________

Long Term Incentive
   First Element         $310,000 x 12% = $37,200     $210,000 x 12% = $25,200    $140,000 x 12% = $16,800
Company Match Element    $37,200 x 2/3 =   24,800     $25,200 x 2/3 =   16,800     $16,800 x 2/3 =  11,200
                                        _________                     ________                   _________
                                        $  62,000                     $ 42,000                   $  28,000


           Mr. Coffey achieved 98.8 percent of his MBO's. Therefore, his Threshold calculation was $150,000 x 12% x 98.8% = $17,784 for the first element of the Long-Term Incentive component plus $17,784 x 2/3 = $11,856 for the Company Match element of the Long-Term Incentive component, resulting in his total Threshold compensation of $29,640.

(3) As described above in footnote (2) once the Threshold has been attained, additional amounts are earned if the Company reaches the Target in any year. Since the Company reached $.45 EPS in 1995, the executive officers earned the Target amounts, calculated in the same manner as the Threshold amounts above.

(4)        The Maximum is the sum of the Threshold and the Target.

                           OPTION EXERCISES AND YEAR-END VALUES TABLE
                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                   AND FY-END OPTION/SAR VALUES


                                                 Number of
                                                 Securities       Value of
                                                 Underlying      Unexercised
                                                Unexercisable    In-the-Money
                                                Options/SARs     Options/SARs
                                                 at FY-End        at FY-End
                                                    (#)              ($)
                                               ______________   ______________
                       Shares       Value        Exercisable/     Exercisable/
                    Acquired on   Realized(1)   Unexercisable    Unexercisable
Name                Exercise(#)      ($)           (2)(3)            (3)
______________________________________________________________________________
GENE R. MCGREVIN                               592,250/51,750     $642,000/0
MONTY FU                                       5,700/5,700 (4)        0/0
ROBERT G. FUNARI                               33,875/101,625         0/0
JACK L. COFFEY                                 17,850/17,850          0/0
MICHAEL E. MIKITY                              23,500/7,500           0/0

________________

(1) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options/SARs.

(2) Each of the outstanding options were granted with an exercise price of 100 percent of fair market value on the date of grant, for a term (subject to earlier termination following a termination of employment) of five to ten years. The options are exercisable no earlier than six months of the grant date for repriced stock options, and no earlier than the first anniversary of the grant date for all other stock options. The options vest over the course of up to four years. The options were granted under Syncor's 1990 MSIP, or earlier 1981 Master Stock Option Plan (established by the predecessor of Syncor, the "1981 MSOP"), at the discretion of the Board of Directors. The 1981 MSOP is not qualified under the Internal Revenue Code. No options under the 1981 MSOP have tandem rights. After the adoption of the 1990 MSIP, no options were granted under the 1981 MSOP. All options that expire or lapse under the 1981 MSOP become available for grant under the 1990 MSIP.

(3) Based solely upon a market value of $6.75 (the closing price of the Company's Common Stock as reported by NASDAQ for December 29,
           1995), all of the unexercisable options listed herein and 92,250 of the exercisable options held by Mr. McGrevin are "out-of-the-money" and 500,000 of the exercisable options held by Mr. McGrevin are in-the-money.

(4) In the Company's 1994 Proxy Statement, a typographical error resulted in a report of 11,400/0 for Mr. Fu instead of 0/11,400. Since then, 5700 options have vested, resulting in the above report of 5700/5700.


OPTION/SAR GRANTS IN LAST FISCAL YEAR. For the year ended December 31, 1995, no options or SARs were granted to the executive officers named in the Summary Compensation Table above.

EMPLOYMENT, SEVERANCE, INDEMNITY AND CHANGE OF CONTROL ARRANGEMENTS

GENE MCGREVIN'S EMPLOYMENT AGREEMENT.  The Company is currently
____________________________________
negotiating the terms of a new employment agreement with Mr. McGrevin. Until the execution thereof, the employment agreement entered into between the Company and Mr. McGrevin dated as of May 11, 1994 (the "McGrevin Agreement") is in effect for a term of three years and eight months expiring on December 31, 1997, and provides for a negotiation period from January 1, 1997, to June 30, 1997, for extension of the term. The McGrevin Agreement provides for various benefits including a current annual salary of $310,000 which is subject to periodic review and increase. The McGrevin Agreement provides for various payments to Mr. McGrevin or his beneficiaries in the event of his death, disability or termination and in the event of change of control of Syncor. In the event of his death or termination due to disability, Mr. McGrevin or his beneficiaries would be entitled to a payment equal to the prorated portion of Mr. McGrevin's then current salary and bonus. In the event of a termination without cause, Mr. McGrevin would receive his salary, at the time of such termination, for the remaining term of the McGrevin Agreement and a full or partial bonus payment for the year of termination. He would also be entitled to continuation of certain other benefits for the same period, and full and immediate vesting of all stock options and other employee benefits. If such termination occurred following a change of control as defined below, the salary payments as described above would be made in a lump-sum payment upon the effective date of termination. If such termination occurs during the last two years of the term, such lump-sum payment shall be in the amount of two years' compensation. In the event of change of control, a material reduction of Mr. McGrevin's duties and responsibilities, a relocation of his office or a change in the support personnel will be considered termination without cause. A change of control occurs under the agreement when either (i) 20 percent or more of Syncor's outstanding voting stock is acquired by a person, or group of related persons not affiliated with Syncor, or (ii) Syncor sells more than 50 percent of Syncor's assets not in the ordinary course of business.

ROBERT FUNARI'S EMPLOYMENT AGREEMENT.  The Company is currently
____________________________________
negotiating the terms of a new employment agreement with Mr. Funari that will reflect his recent promotion to President of the Company. Until the execution thereof, the Company and Mr. Funari are operating under an oral agreement that is consistent with the employment agreement entered into between the Company and Mr. Funari dated as of July 21, 1993 (the "Funari Agreement") that expires on August 31, 1995. The terms under which the Company and Mr. Funari are operating include an annual salary of $210,000. If the Company and Mr. Funari do not enter into a new written agreement and Mr. Funari leaves Syncor or continues to be employed by Syncor and subsequently he is terminated and such termination is not for cause, due to death or mutual agreement, then Syncor will be obligated to pay Mr. Funari all salary payments for one year from the expiration date or the termination date at the salary rate in effect on such date and all stock options shall immediately vest.

INDEMNITY AGREEMENT.  Each non-employee Director and executive
___________________
officer has an Indemnity Agreement which under certain conditions, provides for indemnification of the Directors or executive officers for the duties performed for Syncor or its subsidiaries and affiliates.

BENEFITS AGREEMENT.  In addition, each non-employee Director and
__________________
executive officer has a Benefits Agreement which, under certain limited conditions in the event of a change in control, each receives compensation for one year and all stock options fully vest immediately.

DEFINED BENEFIT.  On July 10, 1993, the Board of Directors approved
_______________
a deferred compensation plan for Mr. McGrevin, by establishing a non-funded termination or retirement benefit effective June 10, 1993. The plan was amended and restated effective October 23, 1995. The term of the plan is for ten years. For each year of participation under the plan, Mr. McGrevin will be credited with a benefit equal to $65,000 for the first two years and $77,000 thereafter.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the year ended December 31, 1995 were Joseph Kleiman, Chairman, Dr. Steven B. Gerber and Dr. Gail R. Wilensky, all of whom were non-employee Directors. The Compensation Committee, from time to time, for the purpose of gathering information or recommendations includes executive officers, including the Chief Executive Officer, in its deliberations. During the year ended December 31, 1995, none of the Compensation Committee members had a relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K. In addition to the Compensation Committee, the Board of Directors of the Company created a Stock Option Committee to administer the 1990 MSIP and award of stock options. The members of such committee during the year ended December 31, 1995 were Joseph Kleiman, Chairman, Dr. Gail R. Wilensky and Dr. Steven B. Gerber, and none of such members had a relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

              FINANCIAL STATEMENTS AND INFORMATION

Syncor's consolidated financial statements for the year ended December 31, 1995 and management's discussion and analysis of financial condition and results of operations appear in Syncor's Annual Report to Stockholders which accompanies this proxy statement.

             RELATIONSHIP WITH INDEPENDENT AUDITORS

KPMG Peat Marwick LLP was appointed by the Board of Directors as Syncor's independent auditor for the year ending December 31, 1996. KPMG Peat Marwick LLP was Syncor's independent auditor for the year ended December 31, 1995.

A representative from KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make statements, and will be available to respond to appropriate questions.

         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 ACT"), requires Syncor's Directors and executive officers to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Additionally, Item 405 of Regulation S-K under the 1934 Act requires the Company to identify in its proxy statement those individuals for whom one of the above-referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. Based solely upon its review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all reports required to be filed during 1995 pursuant to Section 16(a) of the Act were timely filed. In addition, the Company did not become aware during 1995 of any delinquent filings for prior fiscal years.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE 1934 ACT, EXCEPT TO THE EXTENT SYNCOR SPECIFICALLY INCORPORATES THIS REPORT OR THE PERFORMANCE GRAPH BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

                REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews management's suggestions and recommends to the Board of Directors the base salary compensation and the annual incentive compensation of the executive officers and evaluates the executive officers' performance.

In determining the compensation recommendations for all executive officers which the Compensation Committee makes to the Board of Directors, it is the policy and practice of the Compensation Committee to consider the contributions of individual executive officers, the performance and prospects of Syncor over time, and the desirability of attracting and retaining a highly capable and experienced executive officer group. The Internal Revenue Service's regulations, limiting the corporate deductions to $1,000,000 per executive officer, will be taken into consideration in determining total compensation of the executive officers.

In recent years, it has been Syncor's policy to pay to each executive officer a compensation package consisting of a base salary which is relatively low based upon industry comparisons, and annual incentive compensation in the form of a discretionary bonus based upon the performance of the Company and the individual executive officer. The annual incentive compensation is based upon performance levels which include achievement of budgeted net profit before tax and individual objective factors established each year on recommendations of the Chief Executive Officer and approved by the Compensation Committee and the Board of Directors. Such incentive compensation can account for approximately 45 percent of total compensation. Annual incentive compensation for Syncor's executive officers can increase or decrease significantly if individual contribution or Syncor's performance exceeds, or fails to achieve, targeted performance levels.

Mr. McGrevin's compensation and related benefits are based principally on his rights under his employment agreement with Syncor.

In addition, Mr. McGrevin and others are eligible to participate in the 1995 MIP, as described above in the section captioned "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS", which is designed to support the achievement of the Company's profit objectives by awarding incentive compensation to executives at or above the manager level who have direct influence in accomplishing the Company's business objectives for 1995. In creating the 1995 MIP, the Compensation Committee wanted it to be consistent with (a) overall Company performance, measured as earnings per share and (b) the employee's individual performance, measured by successfully achieving specific performance goals. Departing from the Company's former approach of paying an annual lump sum bonus, the Compensation Committee decided that it is important to divide the incentive compensation resulting in a reduced annual bonus but offering
the challenge and opportunity  of a long term incentive component.   The
long term incentive is intended (x) to achieve longer term accountability for planning and execution; (y) to encourage overachievement; and (z) to enhance the retention of highly effective management personnel. In connection therewith, the 1995 MIP was designed as a three year plan with separate thresholds and targets for each year based upon Company performance, measured by EPS and individual performance, measured by MBO's, a goal-oriented method used to evaluate the performance of managers against established objectives. MBO's include three steps: (1) establishing objectives; (2) setting performance standards for each objective; and (3) comparing actual goal attainment against the established objectives. Any amounts calculated for any of the components of the 1995 MIP must be multiplied by the degree to which MBO's were attained by each eligible employee.

The annual incentive compensation is summarized for the seven-month transitional period ended December 31, 1993, and the fiscal years 1993, 1994 and 1995 in the "SUMMARY COMPENSATION TABLE" and the footnotes thereto. The long term incentive compensation is summarized for fiscal year 1995 in the "LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR" table and the footnotes thereto.
Joseph Kleiman, the chairman of the Compensation Committee for the year ended December 31, 1995, died in January 1996.

Dated: May 10, 1996              Compensation Committee of
                                 the Board of Directors,
                                 Syncor International Corporation

                                 Arnold E. Spangler, Chairperson
                                 Dr. Gail R. Wilensky
                                 Dr. Steven B. Gerber


                    SYNCOR STOCK PRICE PERFORMANCE

The following chart compares the value of $100 invested in Syncor Common Stock from May 31, 1988, through December 31, 1995, with the similar investment in the NASDAQ Composite (U.S. companies) and with the S&P Health Care Composite. The NASDAQ Composite (U.S. companies) is an index comprised of all domestic common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The S&P Health Care Composite is a composite index which is weighted between the following S&P indices: Health Care Diversified (44.1%); Health Care Drugs (39.3%); Health Care Miscellaneous (3.6%); Hospital Management (2.0%) and Medical Products and Supplies (11%). The table below shows the value of each such investment on May 31, of each year and December 31, 1993, 1994 and 1995, assuming reinvestment of dividend.

                      CUMULATIVE TOTAL RETURN
      BASED ON REINVESTMENT OF $100 BEGINNING MAY 31, 1990


[GRAPH]

At December 1995
________________
Syncor International =               approximately $ 79
NASDAQ Stock Market (U.S.) =         approximately $246
S&P(R) Health Care Composite Index = approximately $230

(Source: Georgeson & Co., Inc.)

                       May-90    May-91    May-92    May-93    Dec-93    Dec-94    Dec-95
__________________________________________________________________________________________
Syncor International    $100      $179      $221      $238      $263       $82      $79

NASDAQ Stock            $100      $114      $133      $160      $178       $174     $246
Market (U.S.)

S&P(R) Health Care      $100      $135      $147      $127      $129       $146     $230
Composite Index

                     ANNUAL REPORT TO STOCKHOLDERS

The Annual Report to Stockholders concerning the operations of Syncor for the year ended December 31, 1995 including consolidated financial statements for that period, has been enclosed with this proxy statement.

                         STOCKHOLDER PROPOSALS

Stockholder proposals for consideration at the Annual Meeting expected to be held on June 10, 1997, must be received by The Company no later than April 11, 1997 in order for such proposals to be included in the proxy materials for the 1997 Annual Meeting. To be included, proposals must be proper under law and must comply with the Rules and Regulations of the Securities and Exchange Commission and the By-Laws of The Company. All such proposals should be addressed to the Secretary of the Company.

                             OTHER MATTERS

The Board of Directors is not aware of any other matters which are to be presented at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their judgment.

The above notice and proxy statement are sent by order of the Board of Directors.


                                  /S/ HAIG S. BAGERDJIAN
                                  _______________________
May 10, 1996                      HAIG S. BAGERDJIAN
Chatsworth, California            Secretary





           AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, SYNCOR WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, EXCEPT FOR EXHIBITS THERETO, FOR THE PERIOD ENDED DECEMBER 31, 1995 FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 29, 1996. ANY EXHIBIT WILL BE PROVIDED ON REQUEST UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THE EXHIBIT. REQUESTS SHOULD BE ADDRESSED TO SYNCOR, TO THE ATTENTION OF INVESTOR RELATIONS, 20001 PRAIRIE STREET, CHATSWORTH, CALIFORNIA 91311, OR TELEPHONE (818) 886-7400.